Exhibit 10.1

REMUNERATION POLICY

1	INTRODUCTION

1.1

This remuneration policy (this “Remuneration Policy”) was adopted by a resolution of the general meeting (the “General Meeting”) of Teads B.V. (to be converted into and renamed Teads N.V., the “Company”) with effect as of the conversion of Teads B.V. into Teads N.V.

1.2	This Remuneration Policy complies with mandatory provisions of Dutch law and the Company’s articles of association.

1.3

Pursuant to article 15.4 of the Company’s articles of association, the remuneration of the executive directors (the “Executive Directors”) and the non-executive directors (the “Non-Executive Directors”) shall be determined with due observance of this Remuneration Policy.

1.4

This Remuneration Policy applies to the Executive Directors, including in their capacity as employees of or providers of services to one or more of the Company’s direct and indirect subsidiaries (together with the Company, the “Group”).

1.5

Executive Directors will be eligible for both fixed and variable remuneration, including cash incentives. The remuneration of the Non-Executive Directors is based on a fixed annual remuneration. Both Executive Directors and Non-Executive Directors can be compensated with equity-based incentives. Non-Executive Directors will not be employed by or provide services to Group companies other than the Company.

2	REMUNERATION PHILOSOPHY

2.1

The Company’s remuneration philosophy for Executive Directors (both in their capacity as Executive Director and as employees of or providers of services to one or more Group companies other than the Company) is based on the following principles:

(i)	providing total remuneration that attracts, motivates and retains candidates with the knowledge, expertise and experience required for each specific role;

(ii)	focusing on pay-for-performance, with an appropriate proportion of overall remuneration being delivered through variable elements linked to performance over the short and long term;

(iii)	encouraging and rewarding performance that will lead to long-term value creation; and

(iv)	considering (a) remuneration practices in the markets in which the Company or its subsidiaries operate and compete for talent and (b) pay ratios within the Group.

2.2

The Company’s remuneration philosophy for the Non-Executive Directors is based on the principles of appropriate pay for the time, responsibilities of and effort extended by the Non-Executive Directors to the Company to promote the exceptional performance of their role.

3	REMUNERATION FRAMEWORK

3.1

With due observance of this Remuneration Policy, the compensation committee (the “Compensation Committee”) of the Company’s board of directors (the “Board”) makes recommendations to the Board at least annually for the aggregate remuneration of individual Executive Directors for their services to the Group. The Board then makes proposals to the General Meeting, which determines the aggregate remuneration of individual Executive Directors for services to the Group.

3.2	The Compensation Committee’s recommendations may include the following components:

(i)	fixed remuneration (fixed annual compensation and benefits);

(ii)	short-term incentives (annual cash bonuses); and

(iii)	long-term incentives (cash and equity-based incentives).

3.3

Each proposal will include the Group company to which each component must be allocated and in what capacity the Executive Director will receive such component. If, and to the extent, the Company pays any component that must be allocated to a Group company other than the Company, the Company will charge the full cost of such component to such Group company in an identifiable and recognizable manner.

3.4	The Board also regularly considers the remuneration of Non-Executive Directors.

3.5	The Group will not grant Executive Directors or Non-Executive Directors any personal loans or guarantees.

4	COMPENSATION OF NON-EXECUTIVE DIRECTORS

4.1	Annual fixed compensation

4.1.1	The following annual fixed gross compensation is payable by the Company to the Non-Executive Directors:

(i)	President: €100,000; and

(ii)	Other Non-Executive Director: €75,000.

4.1.2

The independent Non-Executive Directors of the Board (the “Independent Non-Executive Directors”) are entitled to further annual fixed gross compensation to reflect additional responsibilities and time commitment, such as chairmanship of Board committees:

(i)	members of the audit committee of the Board (the “Audit Committee”) receive additional gross compensation of €20,000 per annum;

(ii)	members of the Compensation Committee receive additional gross compensation of €5,000 per annum;

(iii)	the chairman of the Audit Committee receives additional gross compensation of €20,000 per annum;

(iv)	the chairman of the Compensation Committee receives additional gross compensation of €10,000 per annum; and

(v)	the chairman of the Board receives additional gross compensation of €15,000 per annum.

4.2	Discretionary cash compensation

4.2.1

In addition to the annual fixed gross compensation granted to Non-Executive Directors, additional discretionary cash compensation may be granted to one or more Non-Executive Directors in exceptional circumstances.

4.2.2

Additional discretionary cash compensation may only be granted to the Non-Executive Directors by the General Meeting upon a proposal by the Board based on a recommendation by the Compensation Committee.

4.3	Reimbursement

The Company will reimburse the Non-Executive Directors for (i) reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties the Company has asked them to fulfil, (ii) any compensation or financial penalties they owe as a result thereof, (iii) any amounts they owe under settlements they reasonably entered into in connection therewith, (iv) reasonable costs of other proceedings in which they are involved or (v) taxes assessed as a result of reimbursement by the Company.

5	COMPENSATION OF EXECUTIVE DIRECTORS

5.1	Fixed remuneration

Elements of fixed remuneration, comprising annual fixed compensation and benefits (including retirement benefits), are set at appropriate levels taking into account various factors such as the nature of the role, the experience and performance of the individual, and local and sector market practice amongst peers of a similar size and scope to the Group. Fixed remuneration elements are reviewed by the Compensation Committee annually to ensure they remain competitive.

5.1.1	Annual fixed compensation

Notwithstanding any additional fixed remuneration payable to the Executive Directors in their capacity as employees of or providers of services to Group companies, the following annual fixed gross compensation is payable by the Company to the Executive Directors (in their capacity as such):

(i)	CEO: €90,000; and

(ii)	Other Executive Director: €75,000.

5.1.2	Benefits

In addition, certain benefits may be provided to Executive Directors. These other benefits can include medical insurance, life assurance, retirement benefits and representation allowances.

Furthermore, in addition to the annual fixed compensation and certain other benefits, the Executive Directors may benefit from collective pension plans implemented by the Group companies with whom they have entered into an employment or service agreement, in line with local practices. Group companies may contribute to such collective pension plans a maximum of 15% of the total compensation (both as Executive Director and as employee of or provider of services to Group companies) of each Executive Director benefitting from such plans.

5.1.3	Reimbursement

The Company will reimburse the Executive Directors for (i) reasonable costs of conducting a defense against claims resulting from an act or omission in performing their duties or in performing other duties the Company has asked them to fulfil, (ii) any compensation or financial penalties they owe as a result thereof, (iii) any amounts they owe under settlements they reasonably entered into in connection therewith, (iv) reasonable costs of other proceedings in which they are involved or (v) taxes assessed as a result of reimbursement by the Company.

5.2	Variable remuneration

Variable remuneration elements are intended to motivate the Executive Directors towards the achievement of Group-wide and personal objectives that ultimately promote delivery of the corporate strategy and the creation of long-term value. The form and structure of variable remuneration elements are reviewed at regular intervals to ensure they continue to support the objectives of the Group and the creation of long-term value.

All of the below variable remuneration elements will be granted to the Executive Directors by the General Meeting on the proposal of the Board based upon a recommendation of the Compensation Committee.

5.2.1	Annual performance-related cash bonuses

The Group may operate an annual performance-related cash bonus plan for the Executive Directors. Performance related cash bonuses will be a percentage of an employee’s aggregate annual base salary earned for services as an employee of or provider of services to Group companies.

Different percentages may apply depending upon the Executive Director’s seniority. The annual performance related cash bonuses will be determined based upon the achievement of certain pre-determined key performance indicators based on Group, regional, divisional and/or individual performance, as determined to be appropriate.

5.2.2	Discretionary annual cash bonuses

In addition to or instead of the annual performance-related cash bonus plan, a discretionary annual cash bonus may be granted to the Executive Directors.

5.2.3	Other cash incentives

The Executive Directors can earn long-term cash incentive awards that vest after a certain period of time beyond one year if certain pre-determined key performance indicators are achieved.

5.2.4	Adjustments to variable remuneration

In accordance with Dutch law, the variable remuneration of the Executive Directors may be adjusted, (partly) recovered or reduced if certain circumstances apply:

(i)

test of reasonableness: pursuant to Dutch law, any variable remuneration payable to an Executive Director (in any capacity whatsoever within the Group) may be adjusted by the General Meeting to an appropriate level if payment of the variable remuneration were to be unacceptable according to the criteria of reasonableness and fairness;

(ii)

claw back: in addition, the Company will have the authority under Dutch law to recover from an Executive Director (in any capacity whatsoever within the Group) any variable remuneration paid on the basis of incorrect financial or other data.

6	EQUITY INCENTIVES

6.1

The Company has established the 2021 Stock Option Plan (the “Equity Plan”), which was adopted by the General Meeting. Executive Directors, Non-Executive Directors and other employees of and providers of services to the Group are eligible to participate in the Equity Plan.

6.2

Equity awards in accordance with the terms and conditions set forth in the Equity Plan may be granted to the Executive Directors and the Non-Executive Directors by the General Meeting upon the proposal of the Board based on a recommendation of the Compensation Committee.

7	SERVICE AGREEMENTS

7.1	The Executive Directors and Non-Executive Directors will have a service agreement with the Company. The service agreements with the Company do not contain severance provisions.

7.2

Executive Directors may also have employment or service agreements with other Group companies than the Company. Employment or service agreements may include a severance provision providing that if such other Group company terminates such employment or service agreement, the Executive Director (in his capacity as an employee of or provider of services to the relevant other Group company) may be entitled to a maximum severance payment equal to 52 weeks of the fixed annual compensation earned as an employee of or provider of services to such other Group company.